Exhibit 99.1
Loudeye Announces Third Quarter 2005 Financial Results
Digital media store revenue grows 155% year-over-year, driven by growth in transactional revenue
Company announces plan to strengthen business
Seattle, WA – November 9, 2005 - Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced financial results for the third quarter 2005.
Third Quarter 2005 Financial Highlights
Revenue was $6.8 million in the third quarter 2005 compared with revenue of $5.1 million in the third quarter 2004. Digital media store services revenue represented $4.8 million of total revenue, an increase from $1.9 million in the third quarter 2004. Transactional revenue represented over 70% of digital media store services revenue in the third quarter 2005. Deferred revenue was $6.5 million as of September 30, 2005, net of related receivables of $2.9 million.
“We are still in the early stages of the rapidly expanding online and mobile digital distribution market and continue to build our business and our position within the digital media value chain,” said Mike Brochu, Loudeye’s president and chief executive officer. “Loudeye is benefiting from industry growth trends, as digital media transactional volumes drove our revenue growth in the third quarter. Our strong digital music store presence in Europe and mobile music platform position us well for further expansion.”
For the third quarter 2005, GAAP net loss was $8.5 million or $0.08 per share, compared to $5.3 million or $0.07 per share in the third quarter 2004. EBITDA loss for the current quarter totaled $7.3 million compared to $3.9 million for the third quarter 2004. EBITDA loss excludes charges related to depreciation and amortization expense and interest income and expense. A reconciliation of GAAP net loss to EBITDA loss is provided below.

Unrestricted cash, cash equivalents and marketable securities were approximately $15.9 million as of September 30, 2005. While Loudeye is encouraged by its year-over-year revenue growth and the digital media market opportunities that lie ahead, Loudeye continues to experience significant losses and has limited cash reserves. We remain focused on implementing measures to address Loudeye’s liquidity needs through a combination of increasing margins, reducing operating expenses and securing additional investment or other strategic alternatives. In that regard, Loudeye has retained New York based investment bank Allen & Company LLC to assist its Board of Directors in advising on capital markets alternatives, and assisting in identifying and evaluating strategic alternatives.
Recent Highlights
Loudeye’s recent operating highlights include:
•	Launching the O2 Germany Music Store. Built on the Nokia and Loudeye mobile music platform, this dual-delivery digital music service for O2 allows users to browse, search, sample, and download full-length songs over-the-air directly to their mobile device as well as their PC. The service also allows progressive playback of songs during download.

•	Expanding our relationship with MSN Music, Microsoft’s digital music service, with four new stores opening in the Nordic region (Norway, Denmark, Finland and Sweden).

•	Launching new digital music services for MediaWorld and Magasins U.

•	Powering music services in more countries than any other digital music service provider; we currently power music services in 23 countries worldwide.
Forward-Looking Financial Guidance
While future results are subject to change and risks, Loudeye expects revenue for fourth quarter 2005 to be approximately $8.0 million. Digital media store services revenue is estimated to represent approximately 75% of revenue for the fourth quarter 2005.
“We expect strong year-over-year and sequential revenue growth from our digital media stores in the fourth quarter of 2005, primarily driven by continued growth in transaction volumes and recent launches of new mobile and PC based music services,” said Ron Stevens, Loudeye’s chief financial officer and chief operating officer. “We have made a substantial investment to date in our platform and services, as reflected in our significant R&D costs and accumulated losses. We intend to accelerate our path toward profitability through a plan to improve our margins, attack our cost structure and improve efficiency. As part of this plan, we expect to move to one global platform during 2006 and anticipate achieving significant savings from that integration.”
“In addition, Overpeer, our wholly-owned content protection subsidiary, experienced negative gross margins of approximately ($900,000) and incurred direct operating expenses of approximately $350,000 for the quarter ended September 30, 2005. We continue to assess our alternatives and will take action regarding the Overpeer assets prior to year end,” continued Stevens.
Forward-looking financial guidance reflects management’s expectations as of the date of this release and is based upon limited available information which is dynamic and subject to risk and uncertainty. Results may be materially affected by many factors including those described in the Forward-Looking Statements section below.
Third Quarter 2005 Webcast Information
Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results for the quarter and end the call with a question and answer session. Information regarding the third quarter 2005 results webcast is as follows:

Date:	Wednesday, November 9, 2005

Time:	5:00 p.m. EDT / 2:00 p.m. PDT

Audio Webcast:	5:00 p.m. EDT / 2:00 p.m. PDT; Webcast from http://www.loudeye.com/en/aboutus/earningscalls.asp This webcast will be available until November 23, 2005 at 5:00 p.m. EDT
About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.
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Contacts:
Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399,
kdemarco@mprm.com
Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com
Forward-Looking Statements
This press release and management’s audio webcast contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking financial guidance such as statements about expected revenue and revenue mix for the fourth quarter 2005 and the year ending December 31, 2005, quarterly growth rates, anticipated technology platform migration, and other matters. The words or phrases “estimates,” “expects” and “anticipates” and similar words and phrases are intended to identify such forward-looking statements. The forward-looking statements contained in this press release are based on current estimates and actual results may differ materially. As disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC today, Loudeye’s unrestricted cash, cash equivalents and marketable securities balance as of September 30, 2005, of approximately $15.9 million raises substantial doubt about Loudeye’s ability to continue as a going concern. Additional risks Loudeye faces include the potential effects of a restructuring on our business and operations; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; competition with other providers of business-to-business digital media store services and associated pricing pressures; customer concentration; the complexity of Loudeye’s services and delivery networks; pressure on our margins, in particular resulting from increasing wholesale content rates; and other risks set forth in Loudeye’s most recent Form 10-Q, 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.
As disclosed in our annual report on Form 10-K for the year ended December 31, 2004, we determined that, as of the December 31, 2004 measurement date, there were deficiencies in both the design and effectiveness of our internal control over financial reporting. We assessed those deficiencies and determined that there were eight material weaknesses in our internal control over financial reporting as of December 31, 2004. As a result, management concluded that our internal control over financial reporting was not effective as of December 31, 2004. We may not be successful in remediating each of these material weaknesses and we identify further material weaknesses during the course of our internal control assessment as of December 31, 2005. The existence of a material weakness or weaknesses is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in a future period.
Use of Non-GAAP Financial Information

EBITDA loss presented in this press release and management’s audio presentation is a non-GAAP financial measure that represents GAAP net loss excluding the effects of interest income and expense and depreciation and amortization expense. EBITDA as presented below may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes the EBITDA presentation enhances an overall understanding of Loudeye’s financial performance from ongoing operations, and is used by management for that purpose. We believe EBITDA and EBITDA per share presented below provides useful information to investors about our financial performance because it eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments and interest on our debt and capital lease obligations, both of which we believe are not reflective of the underlying performance of our business operations. The adjustments made in calculating EBITDA are adjustments that would be made in calculating our performance for purposes of employment agreements and associated bonus potentials for our senior executives. Measures similar to EBITDA are also widely used by us and others in the industry to evaluate and price potential acquisition candidates. We believe EBITDA facilitates operating performance comparisons by backing out potential differences across periods caused by variations in capital structures (affecting interest expense) and the age and book depreciation of equipment (affecting depreciation expense). In addition, we present EBITDA because we believe it is frequently used by analysts, investors and other interested parties in evaluating companies such as ours. Since Loudeye has historically reported non-GAAP results to the investment community, management believes the inclusion of non-GAAP financial measures provides consistency in its financial reporting.
There are limitations inherent in non-GAAP financial measures such as EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Loudeye’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

LOUDEYE CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and short-term marketable securities	$15,933	$38,880
Accounts receivable, net	4,796	5,333
Prepaid expenses and other current assets	1,409	1,298
Restricted cash	645	—

Total current assets	22,783	45,511

Long-term marketable securities	—	2,288
Restricted cash	—	2,568
Property and equipment, net	5,790	5,661
Goodwill and intangible assets, net	45,566	47,249
Other assets, net	177	431

Total assets	$74,316	$103,708

LIABILITIES
Current liabilities:
Accounts payable	$3,562	$4,012
Accrued compensation and benefits	654	929
Accrued and other liabilities	5,878	4,966
Accrued special charges	—	403
Accrued acquisition consideration	—	15,924
Deposits and deferred revenue	5,521	4,353
Current portion of long-term debt and capital lease obligations	1,013	1,135

Total current liabilities	16,628	31,722

Deposits and deferred revenue, net of current portion	996	1,343
Deferred rent	72	—
Common stock payable related to acquisition	494	3,193
Long-term debt and capital lease obligations, net of current portion	250	1,000

Total liabilities	18,440	37,258

STOCKHOLDERS’ EQUITY	55,876	66,450

Total liabilities and stockholders’ equity	$74,316	$103,708

LOUDEYE CORP. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(in thousands, except per share data)

REVENUE	$6,832	$5,080	$19,878	$10,202

COST OF REVENUE	7,392	3,764	20,548	7,125

Gross profit (loss)	(560)	1,316	(670)	3,077
Gross profit (loss) percent	-8%	26%	-3%	30%

OPERATING EXPENSES:

Sales and marketing	1,545	1,478	5,102	2,949
Research and development	2,694	1,325	6,730	2,668
General and administrative	3,517	3,798	10,508	7,990
Amortization of intangibles	148	41	341	191
Stock-based compensation	139	21	201	186
Special charges (credits)	—	350	(43)	300

Total operating expenses	8,043	7,013	22,839	14,284

LOSS FROM OPERATIONS	(8,603)	(5,697)	(23,509)	(11,207)

OTHER INCOME, net	138	366	662	448

NET LOSS	$(8,465)	$(5,331)	$(22,847)	$(10,759)

Basic and diluted net loss per share	$(0.08)	$(0.07)	$(0.21)	$(0.15)

Weighted average shares outstanding	109,666	79,285	106,722	71,149

NON-GAAP INFORMATION:

Net loss	$(8,465)	$(5,331)	$(22,847)	$(10,759)
Adjustments to reconcile GAAP net loss to EBITDA:
Depreciation and amortization expense	1,268	1,503	3,231	2,063
Interest (income) expense	(107)	(93)	(396)	(149)

EBITDA	$(7,304)	$(3,921)	$(20,012)	$(8,845)

Basic and diluted EBITDA per share	$(0.07)	$(0.05)	$(0.19)	$(0.12)

Weighted average shares outstanding	109,666	79,285	106,722	71,149